Exhibit 4.1

PLUM CREEK TIMBERLANDS, L.P.,

as Issuer

and

WEYERHAEUSER COMPANY

(as successor to PLUM CREEK TIMBER COMPANY, INC.),

as Guarantor

to

U.S. Bank National Association

as Trustee

Supplemental Indenture No. 1

Dated as of February 19, 2016

to

Indenture

Dated as of November 14, 2005

Debt Securities

SUPPLEMENTAL INDENTURE NO. 1, dated as of February 19, 2016, among Plum Creek Timberlands, L.P., a Delaware limited partnership (the “Issuer”), Weyerhaeuser Company, a Washington corporation (the “Successor Guarantor”), as successor to Plum Creek Timber Company, Inc., a Delaware corporation (the “Original Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”) under the hereafter defined Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer and the Original Guarantor previously executed and delivered to the Trustee an Indenture dated as of November 14, 2005 (the “Indenture”) providing for the issuance from time to time by the Issuer of one or more series of Securities up to such principal amount or amounts as may from time to time be authorized in accordance with the terms of the Indenture;

WHEREAS, the Issuer has previously established the terms of two series of Securities under the Indenture (collectively, the “Existing Securities”): (i) the 4.70% Notes due 2021 and (ii) the 3.25% Notes due 2023; and

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger dated as of November 6, 2015 between the Original Guarantor and the Successor Guarantor (the “Merger Agreement”), the Original Guarantor shall merge with and into the Successor Guarantor, effective as of 4:30 p.m., New York City time on February 19, 2016 (the “Effective Time”), whereupon the separate corporate existence of the Original Guarantor shall cease and the Successor Guarantor shall continue as the surviving entity (the “Merger”) and thereupon the Successor Guarantor shall assume by operation of law all obligations of the Original Guarantor, including the Indenture; and

WHEREAS, pursuant to Section 11.3 of the Indenture, as of the Effective Time the Successor Guarantor, as successor to the Original Guarantor by virtue of the Merger, shall be bound by all the covenants, stipulations, promises and agreements in the Indenture contained by or on behalf of the Original Guarantor, including in respect of the Existing Securities; and

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly and validly authorized by the Issuer and the Successor Guarantor; and

WHEREAS, pursuant to Section 8.1(b) of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture without the consent of Securityholders; and

WHEREAS, all the conditions and requirements necessary to make this First Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

NOW, THEREFORE, in consideration of the premises and the purchases of the Securities by the holders thereof, it is mutually covenanted and agreed for the equal and proportionate benefit of the respective holders from time to time of the Securities and of the coupons, if any, appertaining thereto as follows:

1

ARTICLE ONE

ASSUMPTION

SECTION 1.01. Assumption. As of the Effective Time, the Successor Guarantor agrees that it shall be bound by all the covenants, stipulations, promises and agreements in the Indenture and the Securities contained by or on behalf of the Original Guarantor. Accordingly, as of the Effective Time, the Successor Guarantor shall succeed to, and be substituted for, and may exercise every right and power of, the Original Guarantor under the Indenture and the Securities with the same effect as if the Successor Guarantor had been named as the Guarantor therein, and all references to the “Guarantor” in the Indenture and any Securities shall be deemed to be references to the Successor Guarantor.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

SECTION 2.01. Terms Defined. For all purposes of this First Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02. Indenture. Except as amended hereby, the Indenture and the Existing Securities are in all respects ratified and confirmed and all the terms shall remain in full force and effect.

SECTION 2.03. New York Law to Govern. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 2.04. Successors and Assigns of Issuer and Guarantor Bound by First Supplemental Indenture. All the covenants, stipulations, promises and agreements in this First Supplemental Indenture contained by or in behalf of the Issuer and the Guarantor shall bind their respective successors and assigns, whether so expressed or not.

SECTION 2.05. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 2.06. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Issuer or the Guarantor, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

SECTION 2.07. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

PLUM CREEK TIMBERLANDS, L.P.,

By:	PLUM CREEK TIMBER I, L.L.C.
its General Partner

	By:	PLUM CREEK TIMBER COMPANY, INC.
its Sole Member

	By:	/s/ David W. Lambert
		Name:	David W. Lambert
		Title:	Senior Vice President and
Chief Financial Officer

Attest:

By:	/s/ Jose J. Quintana

WEYERHAEUSER COMPANY,

By:	/s/ Jeffrey W. Nitta
	Name:	Jeffrey W. Nitta
	Title:	Vice President and
Treasurer

Attest:

By:	/s/ Devin W. Stockfish

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Thomas Zrust
	Name:	Thomas Zrust
	Title:	Vice President

[Signature Page to Supplemental Indenture]